Exhibit 99.1

FOR IMMEDIATE RELEASE

June 9, 2008

For information, contact:

Bruce Broquet, GCI (907) 868-6660 or bbroquet@gci.com

Greg Chapados, GCI (907) 317-0090 or gchapados@gci.com

David Morris, GCI (907) 265-5396 or dmorris@gci.com

GCI COMPLETES PURCHASE OF COMMUNICATIONS SUBSIDIARIES

OF UNITED COMPANIES, INC.

Purchase to Accelerate Rollout of Mobile Wireless Service in Rural Alaska and Enhance Telemedicine and Distance Learning

ANCHORAGE – GCI (NASDAQ:GNCMA) announced today the completion of its acquisition of the communication subsidiaries of United Companies, Inc., a holding company owned by Sea Lion Corporation and Togiak Natives Limited, the Alaska Native village corporations for Hooper Bay and Togiak. The acquisition was completed on June 3, 2008.

Under terms of the acquisition, GCI paid approximately $42 million in cash (including certain transaction costs) for the stock of:

•	United Utilities, Inc. (UUI), which together with its subsidiary, United-KUC, provides local telephone service to 60 rural Alaska communities.
•

Unicom, which operates DeltaNet, a long-haul broadband microwave network ringing the 30,000-square-mile Yukon-Kuskokwim Delta (Y-K Delta) in southwest Alaska.  By the end of this year, DeltaNet will link more than 40 villages to the regional center of Bethel.

As of the completion date, the acquired companies had combined net debt of approximately $35 million.

“The acquisition of UUI and Unicom marks another step forward in GCI’s plan to become the first full-service, statewide provider of communications services in Alaska,” said Ron Duncan, GCI president. “The acquisition will accelerate our rural wireless deployment, which will bring mobile voice/broadband wireless services to 200 rural towns and villages over the next three years. GCI is proud to welcome all of the employees of UUI and Unicom to the GCI family.”

GCI’s Managed Broadband Services division will use DeltaNet to immediately expand healthcare and educational opportunities for all residents of the Y-K Delta. GCI ConnectMD, a medical network that reaches from the Arctic Alaska to the Pacific Northwest, will now become a fully statewide network as will GCI SchoolAccess, which delivers enhanced Internet access and distance learning services to schools.

“With the guidance and support of Sea Lion Corporation and Togiak Natives Limited over the past thirty years, UCI has built a first-rate local telephone company that serves thousands of rural Alaskans,” Duncan noted. “With the deployment of DeltaNet, UCI also has changed the ground rules for delivering advanced telecommunications services in rural Alaska. For example, the Yukon-Kuskokwim Health Corporation, a pioneer in advanced-technology telemedicine and telepsychiatry solutions, is taking advantage of DeltaNet’s high-bandwidth and low latency by installing high-definition medical video conferencing units in 40 villages.

“Completing this transaction is a milestone for Sea Lion,” stated Myron Naneng, Sea Lion president. “Building UCI was more than an investment for us – it was a way to bring essential communications services to villages in our region.  Despite the doubts of some at the time we founded the company, we were successful on both fronts. We thank the employees of UUI and Unicom, who have contributed so much to this success.”

GCI is Alaska’s largest telecommunications company. The company operates Alaska’s most extensive terrestrial/subsea fiber optic network, extending from Prudhoe Bay on the North Slope through Fairbank, Anchorage, Juneau, and the lower 48 states. GCI’s satellite network provides communications services to small towns and villages throughout rural Alaska. The company is in the process of constructing a statewide mobile wireless network to seamlessly link urban and rural Alaska for the first time. GCI is also the leading provider of communications services to enterprise customers, particularly large business customers with complex data networking needs. More information about the company can be found at www.gci.com.

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